Exhibit 10.19
Grant ###

MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant.

Name: [NAME]

You have been granted an award of [#SHARES] of Restricted Stock Units (“RSUs”) subject to and in accordance with the express terms and conditions of the Plan and the Restricted Stock Unit Agreement, including the appendix for your country, if any (“Appendix” and together with the Restricted Stock Unit Agreement, the “Agreement”) attached hereto as Exhibit A. The Plan and Agreement are incorporated herein in their entirety. Each RSU is equivalent to the right to receive one share of Common Stock of the Company (“Share”) for purposes of determining the number of Shares subject to this Award. No Shares will be issued until the vesting conditions of the Award described below are satisfied and the restrictions lapse, subject to the terms and conditions set forth in the Plan and the Agreement. This Award does not entitle Grantee to any stockholder rights with respect to the underlying Shares until the vesting conditions of the Award described below are satisfied, the restrictions lapse and Shares are issued to him/her. Additional terms of this Award are as follows:

Date of Grant: [DATE]

Vesting Schedule: [VEST]

Termination Period. This Award automatically terminates and Grantee’s rights are forfeited with respect to any portion of the RSUs unvested on the date Grantee ceases to be a Service Provider or in the event that Grantee has not accepted this Grant in accordance with Company procedures 31 days or more prior to its Vest Begin Date. In no event shall this Award vest later than the Vesting Schedule outlined above.

Binding Agreements. Grantee shall be deemed to have accepted this Award and the terms set forth in this Grant Notice, the Agreement, and the Plan (the “Equity Documents”) until and unless the Company has received written notice via email to [EMAIL] from Grantee of Grantee’s non-acceptance of this Award no later than the 30th calendar day prior to the first date on which an RSU is scheduled to vest (the “Notice of Non-Acceptance”), which non-acceptance shall be irrevocable. The Equity Documents constitute Grantee’s entire agreement with respect to this Award and Grantee and the Award shall be bound by the terms therein unless and until the Company receives Grantee’s Notice of Non-Acceptance. The Administrator’s decisions and interpretations with respect to any questions relating to the Equity Documents and/or this Award shall be binding, conclusive and final. This Award may be modified by the Company, but in accordance with Section 21(c) of the Plan, it may not be modified adversely to Grantee’s interest except by means of a writing signed by the Company and Grantee. The Company will administer the Plan from the United States of America. The internal laws of the State of Arizona, United States of America, but not its choice of law principles, will govern this Award.

MICROCHIP TECHNOLOGY INCORPORATED

By:

Ganesh Moorthy, President and CEO